Exhibit 21

The following is a list of wholly owned subsidiaries, unless otherwise noted, of FPIC Insurance Group, Inc. as of December 31, 2004:

Name of Subsidiary	State of Incorporation
First Professionals Insurance Company, Inc. (First Professionals)	Florida
Anesthesiologists Professional Assurance Company	Florida
FPIC Insurance Agency, Inc.	Florida
Employers Mutual, Inc. (EMI)	Florida
FPIC Services, Inc. (87.5% owned by EMI)	Florida
Professional Strategy Options, Inc. (100% owned by EMI)	Florida
Administrators For The Professions, Inc. (AFP)	New York
Group Data Corporation (100% owned by AFP)	New York
FPIC Intermediaries, Inc. (100% owned by AFP)	New York
Physicians Reciprocal Managers, Inc. (100% owned by AFP)	Pennsylvania
The Tenere Group, Inc. (Tenere) (100% owned by First Professionals)	Missouri
Intermed Insurance Company (Intermed) (100% owned by Tenere)	Missouri
Trout Insurance Services, Inc. (100% owned by Intermed)	Missouri
Interlex Insurance Company (100% owned by Intermed)	Missouri
Insurance Services, Inc. (100% owned by Intermed)	Missouri